As filed with the Securities and Exchange Commission on February 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CLEVER LEAVES HOLDINGS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

489 Fifth Avenue, 27th Floor New York, New York	10017
(Address of principal executive offices)	(Zip Code)

CLEVER LEAVES HOLDINGS INC. 2020 INCENTIVE AWARD PLAN

CLEVER LEAVES HOLDINGS INC. 2020 EARNOUT AWARD PLAN

(Full titles of the plans)

Kyle Detwiler

489 Fifth Avenue, 27th Floor

New York, New York 10017

(646) 880-4382

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David M. Kastin, Esq. Clever Leaves Holdings Inc. 489 Fifth Avenue, 27th Floor New York, New York 10017 (646) 880-4382	Pamela L. Marcogliese, Esq. Sebastian L. Fain, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 (212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common shares, without par value, to be issued pursuant to the Clever Leaves Holdings Inc. 2020 Incentive Award Plan	2,813,215	$15.035	$42,296,687.53	$4,614.57
Common shares, without par value, to be issued pursuant to the Clever Leaves Holdings Inc. 2020 Earnout Award Plan	1,440,000	$15.035	$21,650,400.00	$2,362.06
Total	4,253,215	N/A	$63,947,087.53	$6,976.63

(1)	This Registration Statement shall also cover any additional common shares, without par value (the “Shares”), of Clever Leaves Holdings Inc. (the “Registrant”) which become issuable under the Clever Leaves Holdings Inc. 2020 Incentive Award Plan and the Clever Leaves Holdings Inc. 2020 Earnout Award Plan (collectively, the “Plans”) being registered pursuant to this Registration Statement by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Shares.

(2)	Determined in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the registration fee. Determined based on the average of the high and low prices of a Share, reported on the Nasdaq Capital Market on February 22, 2021.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants (“participants”) in the Plans covered by this Registration Statement, as specified by the U.S. Securities and Exchange Commission (the “Commission”), pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated as of their respective dates in this Registration Statement by reference:

●	the Registrant’s prospectus filed with the Commission on February 1, 2021, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-252241);
●	the Registrant’s Current Reports on Form 8-K, filed with the Commission on December 22, 2020, December 23, 2020, December 28, 2020, January 15, 2021 and February 22, 2021; and
●	the description of the Registrant’s Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 18, 2020 (File No. 001-39820), including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission, and other documents or information deemed furnished but not filed under the rules of the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not required.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Under the Business Corporations Act (British Columbia) (“BCA”), a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

The Registrant’s amended and restated articles (the “Articles”) require the Registrant to indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Articles. Subject to the BCA, the Registrant may also indemnify any other person. In addition, the Articles specify that failure of an eligible party to comply with the provisions of the BCA or the Articles, or if applicable, any former legislation or articles, will not invalidate any indemnity to which he or she is entitled. The Articles also allow for the Registrant to purchase and maintain insurance for the benefit of specified eligible parties.

The Registrant entered into indemnity agreements with the Registrant’s directors and certain officers (the “Nominees”). Subject to certain limited exceptions, the indemnity agreements provide indemnification for all liabilities or obligations imposed upon or incurred by each Nominee and his or her heirs, executors, administrators and personal representatives (each, an “indemnitee” and, collectively, the “indemnitees”) at law, in equity or under any statute or regulation and all expenses in relation to any claim, action, proceeding, investigation, or order whether civil, criminal or administrative and whether made or commenced by any person by reason of: (i) the Nominee being or having been a director, alternate director, officer or a person in an equivalent position of the Registrant or any associated corporation (as defined in the BCA), or (ii) any act or omission, whether or not negligent, of the Nominee acting as a director, alternate director, officer or a person in an equivalent position of the Registrant or any associated corporation, including without limitation, legal fees and disbursements and all costs of investigation and defense incurred by the indemnitees as permitted by applicable law and pursuant to the indemnity agreement.

The Registrant may purchase insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

Exhibit No.	Description
3.1

Amended and Restated Articles of Clever Leaves Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 23, 2020).

4.1

Specimen Common Share Certificate of Clever Leaves Holdings Inc. (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-241707) filed with the Commission by the Registrant on November 9, 2020).

4.2

Specimen Warrant Certificate of Clever Leaves Holdings Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-241707) filed with the Commission by the Registrant on November 9, 2020).

4.3

Warrant Agreement, dated December 10, 2018, between Schultze Special Purpose Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-38760) filed with the Commission by Schultze Special Purpose Acquisition Corp. on December 14, 2018).

4.4

Assignment, Assumption and Amendment Agreement, dated as of December 18, 2020, among Clever Leaves Holdings Inc., Schultze Special Purpose Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 28, 2020).

5.1*	Opinion of Dentons Canada LLP, counsel to the Registrant, regarding the legality of the securities being offered hereby (including consent).

10.1

Clever Leaves Holdings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1 (File No. 333-252241) filed with the Commission by the Registrant on January 20, 2021).

10.2

Form of Stock Option Grant Notice and Stock Option Agreement under the Clever Leaves Holdings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.40 to the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 28, 2020).

10.3

Form of Restricted Share Unit Grant Notice and Restricted Share Unit Agreement under the Clever Leaves Holdings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.38 to the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 28, 2020).

10.4

Form of Restricted Share Unit Grant Notice and Restricted Share Unit Agreement for Non-Employee Directors under the Clever Leaves Holdings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.39 to the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 28, 2020).

10.5

Clever Leaves Holdings Inc. 2020 Earnout Award Plan (incorporated by reference to Exhibit 10.41 to the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 28, 2020).

10.6

Form of Stock Option Grant Notice and Stock Option Agreement under the Clever Leaves Holdings Inc. 2020 Earnout Award Plan (incorporated by reference to Exhibit 10.43 to the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 28, 2020).

10.7

Form of Restricted Share Unit Grant Notice and Restricted Share Unit Agreement under the Clever Leaves Holdings Inc. 2020 Earnout Award Plan (incorporated by reference to Exhibit 10.42 to the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 28, 2020).

23.1*	Consent of BDO Canada LLP.

23.2*	Consent of Marcum LLP.

23.3*	Consent of Dentons Canada LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

*	Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 26th day of February, 2021.

CLEVER LEAVES HOLDINGS INC.

By:	/s/ Kyle Detwiler
	Name:	Kyle Detwiler
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Kyle Detwiler, Henry R. Hague, III and David M. Kastin as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of February, 2021:

Signature	Title	Date

/s/ Kyle Detwiler	Chief Executive Officer and Chairman of the Board	February 26, 2021
Kyle Detwiler	(Principal Executive Officer)

/s/ Henry R. Hague, III	Chief Financial Officer	February 26, 2021
Henry R. Hague, III	(Principal Financial and Accounting Officer)

/s/ Etienne Deffarges		February 26, 2021
Etienne Deffarges	Director

/s/ Elisabeth DeMarse		February 26, 2021
Elisabeth DeMarse	Director

/s/ Andres Fajardo		February 26, 2021
Andres Fajardo	Director and President

/s/ Gary M. Julien		February 26, 2021
Gary M. Julien	Director